UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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MeadWestvaco Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2006

Dear Fellow Stockholders:

You are cordially invited to join us at the 2006 Annual Meeting of Stockholders of MeadWestvaco Corporation. The meeting will begin at 10:00 a.m., local time, on Tuesday, April 25, 2006. The meeting will take place at our offices at One High Ridge Park, Stamford, Connecticut 06905.

Please vote on all matters listed in the enclosed Notice of 2006 Annual Meeting of Stockholders. This year our proxy material includes five proposals. Your Board of Directors recommends voting FOR Proposal 1, the election of our directors, FOR Proposal 2, the ratification of the appointment of our independent registered public accounting firm, FOR Proposal 3, approval of the proposal for the annual election of our directors, FOR Proposal 4, approval of the proposal for the removal of directors by majority vote and AGAINST the stockholder proposal. Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting.

Your interest in your company as demonstrated by the representation of your shares at our Annual Meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, whether or not you expect to attend the meeting, we ask that you sign, date and promptly return the enclosed proxy.

Very truly yours,

John A. Luke, Jr.

Chairman and

Chief Executive Officer

Notice of 2006 Annual Meeting of Stockholders

and Proxy Statement

The 2006 Annual Meeting of Stockholders of MeadWestvaco Corporation will be held on Tuesday, April 25, 2006, at 10:00 a.m., local time. Stockholders will be asked to vote on the following matters:

1.	To elect four directors for terms of three years each and until their successors are elected and qualified;

2.	To consider and vote upon a proposal to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year 2006;

3.	To act upon a proposal to amend our Amended and Restated Certificate of Incorporation to provide for the annual election of our Board of Directors;

4.	To act upon a proposal to amend our Amended and Restated Certificate of Incorporation to provide for the removal of directors by majority vote;

5.	To act on a stockholder proposal if properly presented at the Annual Meeting; and

6.	To transact other business that may properly come before the Annual Meeting.

All holders of common stock of record at the close of business on March 1, 2006 will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement. A list of those stockholders will be available for inspection at the executive offices of MeadWestvaco and will also be available for inspection at the Annual Meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy.

By Order of the Board of Directors

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 21, 2006

Proxy Statement

MeadWestvaco Corporation

One High Ridge Park

Stamford, Connecticut 06905

Your Board of Directors is providing you with this Proxy Statement in connection with the Board’s solicitation of proxies for the Annual Meeting of Stockholders of MeadWestvaco Corporation (“MeadWestvaco” or the “company”) to be held on April 25, 2006. On or about March 24, 2006, we will mail the Proxy Statement, a proxy card, and the Annual Report of MeadWestvaco for the year 2005 to stockholders of record of MeadWestvaco common stock at the close of business on March 1, 2006. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who is entitled to vote at the meeting?

Only holders of record of MeadWestvaco’s common stock at the close of business on March 1, 2006 will be entitled to vote.

What are the voting rights of the holders of MeadWestvaco common stock?

Each share of outstanding common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Attendance at the meeting will be limited to holders of record as of March 1, 2006, or their authorized representatives (not to exceed one per stockholder), management, the board and guests of management.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. As of the record date, March 1, 2006, 180,500,681 shares of MeadWestvaco common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 140,250,341 votes will be required to establish a quorum.

How do I vote?

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder (that is, if you hold your stock in certificate form, in safekeeping or if you participate in the MeadWestvaco Savings Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically is 5:00 p.m., Eastern Daylight Savings Time, on April 24, 2006. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of MeadWestvaco, or by attending and voting at the Annual Meeting.

What vote is required to approve each item?

Election of Directors.    The four director nominees receiving the highest number of all votes cast for directors will be elected. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items.    The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the other matters to be acted upon at the Annual Meeting. In addition, in the case of the vote upon the proposal to amend the company’s Amended and Restated Certificate of Incorporation to provide for the annual election of the Board of Directors, the total number of votes cast in favor of the proposal must represent a majority of the outstanding shares and in the case of the vote upon the proposal to amend the company’s Amended and Restated Certificate of Incorporation to provide for the removal of directors by majority vote, the total number of votes cast in favor of the proposal must represent 75% of the outstanding shares. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted as entitled to vote on the matter. Accordingly, an abstention will have the effect of a negative vote. Abstentions will be counted in determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum.

What are the Board’s recommendations?

All shares of MeadWestvaco common stock entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of directors (see Item 1);

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2006 (see Item 2);

•	FOR approval of the proposal to amend our Amended and Restated Certificate of Incorporation to provide for the annual election of our Board of Directors (see Item 3);

•	FOR approval of the proposal to amend our Amended and Restated Certificate of Incorporation to provide for the removal of directors by majority vote (see Item 4); and

•	AGAINST the stockholder proposal (see Item 5).

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. The company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Ownership of Directors and Executive Officers

How much stock do the company’s directors and executive officers own?

The following table shows the amount of MeadWestvaco common stock beneficially owned, unless otherwise indicated, by our directors, the executive officers named in the Summary Compensation Table and the directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

Name	Shares Beneficially Owned (1)	Options Exercisable Within 60 Days	Percent of Class
Directors
Michael E. Campbell (2)	16,738	8,820	*
Dr. Thomas W. Cole, Jr. (2)	19,212	11,730	*
Duane E. Collins (2)	18,890	5,830	*
James G. Kaiser (2)	20,399	7,863	*
Richard B. Kelson (2)	11,719	4,455	*
John A. Krol (2)	20,727	7,863	*
Susan J. Kropf (2)	20,439	7,863	*
Douglas S. Luke (2)(3)	62,062	11,730	*
John A. Luke, Jr. (4)	1,290,755	990,062	*
Robert C. McCormack (2)	13,343	4,455	*
Timothy H. Powers (2)	555	0	*
Edward M. Straw (2)	1,184	0	*
Jane L. Warner (2)	18,387	9,499	*
J. Lawrence Wilson (2)	20,594	7,220	*

Other Named Executive Officers
James A. Buzzard (5)	372,322	287,355	*
E. Mark Rajkowski (5)	90,472	11,668	*
Mark T. Watkins (5)	148,075	117,130	*
Wendell L. Willkie, II (5)	300,885	262,328	*
All Directors and Executive Officers as a Group (22 persons)	2,728,593	1,977,250	1.5%

*	Less than 1% of MeadWestvaco common stock.

(1)	Information concerning beneficial ownership of shares is as of March 1, 2006, the most recent practicable date. Includes the number of shares of which such person has the right to acquire beneficial ownership as of March 1, 2006, and which such person will have the right to acquire beneficial ownership within 60 days thereafter (shares are also set forth in the column “Options Exercisable Within 60 Days”). Also includes shares granted under the MeadWestvaco Corporation Restricted Stock Plan. Restricted shares may be voted but not disposed of during the restriction period.
(2)	Each non-employee director holds 6,948 stock units (representing the same number of shares of MeadWestvaco common stock) granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors, with the exception of Mr. Straw, who holds 1,184 stock units and Mr. Powers who holds 555 stock units. The rights of each non-employee director in respect of these stock units are vested at all times, and distributions of the stock units are required to be made in MeadWestvaco common stock on the earliest practicable date following the end of the calendar quarter in which the director’s board membership is terminated.
(3)	Includes 17,778 MeadWestvaco shares held in a trust of which Mr. Luke is a co-trustee.
(4)	Includes 29,054 MeadWestvaco shares held indirectly through employee benefit plans and 23,814 shares held in trust for members of Mr. Luke’s immediate family.
(5)	Includes MeadWestvaco shares held indirectly through employee benefit plans by Messrs. Buzzard, Rajkowski, Watkins and Willkie in the amounts of 19,307 shares, 404 shares, 1,884 shares and 8,092 shares, respectively.

Ownership of Certain Beneficial Owners

Who are the largest owners of the company’s stock?

Based upon Schedule 13D and 13G filings with the Securities and Exchange Commission, the following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) of more than 5% of the company’s common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated.

	Shares	Percent of Class*
Barclays Global Investors, NA and related entities** 43 Fremont Street San Francisco, CA 94105	9,072,631	5.0%

Capital Research and Management Company*** 333 South Hope Street Los Angeles, CA 90071	20,657,400	11.4%

Lord, Abbett & Co.**** 90 Hudson Street Jersey City, NJ 07302	11,562,103	6.37%

*	As of March 1, 2006.
**	Based on Schedule 13G filed by Barclays Global Investors, NA on January 26, 2006.
***	Based on Schedule 13G filed by Capital Research and Management Company on February 10, 2006.
****	Based on Schedule 13G/A filed by Lord, Abbett & Co. on February 14, 2006.

The MeadWestvaco stock ownership plans for salaried and hourly employees held, as of March 1, 2006, an aggregate amount of 14,604,208 MeadWestvaco shares, or 8% of the total outstanding, for which full voting rights are exercisable by members of the plans. As of that date, there were approximately 16,500 participants in these plans.

Corporate Governance

1.    Election of directors

Four directors will be elected to hold office for the terms set forth below. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the four nominees for directors listed on the following page.

The present nominees, James G. Kaiser, Richard B. Kelson, John A. Krol, and John A. Luke, Jr., if elected, will be elected for terms expiring at the 2009 Annual Meeting of Stockholders. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons, if any, as the Board of Directors may recommend.

Douglas S. Luke, Robert C. McCormack, Edward M. Straw, and Jane L. Warner will continue to serve for a term expiring at the 2007 Annual Meeting. Michael E. Campbell, Dr. Thomas W. Cole, Jr., Susan J. Kropf, and Timothy H. Powers will continue to serve for a term expiring at the 2008 Annual Meeting.

All of the preceding 12 persons currently serve as directors of MeadWestvaco and have done so since the combination of The Mead Corporation and Westvaco Corporation was completed in January 2002 with the exception of Edward M. Straw who became a director in the fall of 2005 and Timothy H. Powers who became a director in January 2006. Duane E. Collins and J. Lawrence Wilson will retire from the Board immediately prior to the Annual Meeting. Set forth below is the principal occupation of, and certain other information regarding, the nominees and the other directors who will continue to serve after the Annual Meeting.

Nominees for Election as Directors

for a Term of Three Years Expiring in 2009

Name	Age*	Director of MeadWestvaco Since
JAMES G. KAISER	63	2002
Chairman and Chief Executive Officer, Avenir Partners, Inc., since 1998. Manager, Kaiser Ridgeway LLC, since 2002, Manager, Ridgeway Avenir, LLC, since 2001. Chairman and Chief Executive Officer, Pelican Banners & Signs, Inc., 2001-2003. President and Chief Executive Officer of Quanterra Incorporated 1994-1996. Director: Sunoco, Inc.

RICHARD B. KELSON	59	2002
Chairman’s Counsel, Alcoa, Inc., since 2006; Executive Vice President and Chief Financial Officer, 1997-2005. Director: PNC Financial Services. Trustee: Carnegie Mellon University. Member, University of Pittsburgh School of Law Board of Visitors.

JOHN A. KROL	69	2002
Chairman, E.I. du Pont de Nemours and Company, 1997-1998; Chief Executive Officer, 1995-1998. Director: Milliken & Company, Inc., ACE Insurance, Ltd., Tyco International Ltd. Trustee: University of Delaware. Advisory Board: Bechtel (Advisory Board)

JOHN A. LUKE, JR.	57	2002
Chairman and Chief Executive Officer, MeadWestvaco Corporation, since 2002. Chairman, President and Chief Executive Officer, MeadWestvaco, 2002-2003. Chairman, President and Chief Executive Officer, Westvaco Corporation, 1996-2002. Chairman, National Association of Manufacturers. Director: American Forest and Paper Association, The Bank of New York, The Timken Company. Trustee: Lawrence University, American Enterprise Institute for Public Policy Research. Governor, National Council for Air and Stream Improvement, Inc.

Directors Whose Terms Expire in 2007

Name
DOUGLAS S. LUKE	64	2002
President and Chief Executive Officer, HL Capital, Inc., a private investment company with diversified interests in marketable securities and private equities, since 1999. Director: Regency Centers Inc. Trustee: National Outdoor Leadership School, The Adirondack Council, Adirondack Nature Conservancy/Adirondack Land Trust.

* Ages of directors are as of March 1, 2006.

Name	Age*	Director of MeadWestvaco Since
ROBERT C. McCORMACK	66	2002
Partner, Trident Capital, a private equity investment firm, since 1993, Advisory Director, 2005. Director: DeVry, Inc., Illinois Tool Works, Inc., The Northern Trust Corporation, The Rehabilitation Institute of Chicago.

EDWARD M. STRAW	66	2005
President of Global Operations, Estee Lauder Companies, 2000-2004; Senior Vice President, Global Supply Chain and Manufacturing, Compaq Computer Corporation, 1998-2000. Prior to joining the private sector, Mr. Straw had a 35 year career in the U.S. Navy, retiring as a three-star Vice Admiral in 1996. Director: Eddie Bauer Holding Inc. Board member: U.S. Chamber of Commerce, Board of Advisors of The George Washington University, National Eagle Scout Association. Trustee: U.S. Naval Academy Foundation.

JANE L. WARNER	59	2002
Group President, Worldwide Finishing Systems, ITW since 2005; President, Plexus Systems, from 2004-2005; Vice President, EDS and President, Global Manufacturing and Communications Industries, 2002-2004; Managing Director, Automotive Industry Group, 2000-2002. Director: Tenneco Corporation, Original Equipment Supplier Association. Trustee: Kettering University Board of Trustees.

Directors Whose Terms Expire in 2008

Name
MICHAEL E. CAMPBELL	58	2002
Chairman, President and Chief Executive Officer, Arch Chemicals, Inc., since 1999. Director: American Chemistry Council, National Association of Manufacturers.

DR. THOMAS W. COLE, JR.	65	2002
President and Chief Executive Officer, Great Schools Atlanta, since 2004. President Emeritus since 2002 and President, Clark Atlanta University, 1989-2002. Trustee: Knoxville College, Africa University, Andrew College, University of Charleston.

SUSAN J. KROPF	57	2002
President and Chief Operating Officer, Avon Products, Inc., since 2001; Chief Operating Officer, North America and Global Business Operations, 1999-2001. Director: Avon Products, Inc., The Sherwin-Williams Company, Wallace Foundation.

TIMOTHY H. POWERS	58	2006

Chairman, President and Chief Executive Officer, Hubbell Incorporated since September 2004; President and Chief Executive Officer, 2001-2004; Senior Vice President and Chief Financial Officer, 1998-2001.

Director: Chairman, National Electrical Manufacturers Association

* Ages of directors are as of March 1, 2006.

Director Compensation

How are directors compensated?

Each non-employee director of MeadWestvaco receives $50,000 as an annual cash payment for services as a director. Effective April 25, 2006 the annual cash payment shall increase by $5,000. Board members may elect to defer this compensation under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. Directors have the opportunity to defer all or a portion of their annual cash retainer. Directors who are also employees of the company receive no additional compensation for service as a director.

Each year, non-employee directors receive a grant of MeadWestvaco stock units equivalent to $60,000 at the time of grant. Effective April 25, 2006 the annual grant of stock units shall increase by $5,000. Distributions of the stock units are made in MeadWestvaco common stock upon termination of a director’s board membership.

How are Committee Chairs and Audit Committee members compensated?

In addition to the compensation described above, the MeadWestvaco Audit Committee Chair receives a $20,000 annual retainer, the Compensation and Organization Development Committee Chair receives a $15,000 annual retainer, and the Chair of each of the other standing Committees of the Board receives an annual retainer of $10,000. Each of the members of the Audit Committee, other than the Chair, receives an annual retainer of $5,000.

How often did the Board meet during 2005?

During 2005, the Board of Directors of MeadWestvaco met eight times, and no incumbent director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2005 while he or she was a director and (2) the total number of meetings held in 2005 by all committees of the Board of Directors on which he or she served while he or she was a director.

Board Committees

What committees has the Board established?

MeadWestvaco currently has five principal standing committees of the Board of Directors: Audit; Compensation and Organization Development; Finance; Nominating and Governance; and The Committee on Safety, Health and the Environment. Each of these committees operates under a written charter adopted by the Board and included on the company’s website. Printed copies are available to any stockholder upon request. MeadWestvaco also has an Executive Committee that may be convened under certain circumstances when a special meeting of the Board is not practical or is not warranted.

The current members of the Board committees are as follows:

Audit	Finance
Michael E. Campbell, Chairman	Douglas S. Luke, Chairman
Duane E. Collins	Susan J. Kropf
James G. Kaiser	Robert C. McCormack
Richard B. Kelson	J. Lawrence Wilson
Timothy H. Powers**	(all non-employee directors)
Edward M. Straw*
Jane L. Warner
(all non-employee directors)

Compensation and Organization Development	Nominating and Governance
Susan J. Kropf, Chairman	John A. Krol, Chairman
Dr. Thomas W. Cole, Jr.	Michael E. Campbell
Duane E. Collins	Robert C. McCormack
Richard B. Kelson	J. Lawrence Wilson
(all non-employee directors)	(all non-employee directors)

Executive	Safety, Health and Environment
John A. Luke, Jr., Chairman	Dr. Thomas W. Cole, Jr., Chairman
Michael E. Campbell	James G. Kaiser
Dr. Thomas W. Cole, Jr.	John A. Krol
John A. Krol	Douglas S. Luke
Susan J. Kropf	Edward M. Straw*
Douglas S. Luke	Jane L. Warner
(all non-employee directors)

* Effective 10/25/05

** Effective 1/24/06

The functions of the current Board committees are as follows:

Audit Committee

Assists the Board of Directors in fulfilling its responsibilities to stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. The Committee assists the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm. The Audit Committee also has sole authority to appoint and replace the independent registered public accounting firm, subject to stockholder ratification. None of the members serve on more than three audit committees. All members are “financially literate” under New York Stock Exchange listing standards, and at least one member has such accounting or related financial management expertise as to be considered a “financial expert” under Securities and Exchange Commission rules. The Board has designated the Audit Committee Chair, Michael E. Campbell and Committee members Richard B. Kelson and Timothy H. Powers as “audit committee financial experts” as a result of their experience in senior corporate executive positions with financial oversight responsibilities. The Audit Committee met seven times in 2005.

Compensation and Organization Development Committee

Reviews and approves the company’s compensation philosophy. It is charged with the responsibility for assuring that officers and key management personnel are effectively compensated in terms that are motivating, internally equitable and externally competitive. The Committee approves compensation of the Leadership Team (the Chairman and Chief Executive Officer and his direct reports), reviews compensation for remaining senior management, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Committee generally oversees policies and practices of the company that advance its organization development, including succession planning as well as those designed to achieve the most productive engagement of the company’s workforce and the attainment of greater diversity. The Compensation and Organization Development Committee met six times in 2005 (including a half day retreat). Please refer to the report of the Compensation and Organization Development Committee below.

Executive Committee

Provides for the exercise of certain powers of the Board between meetings of the Board when a special meeting of the Board is not practical or is not warranted. The Executive Committee did not meet in 2005.

Finance Committee

Oversees the company’s financial affairs and recommends those financial actions and policies that are most appropriate to accommodate the company’s operating strategies while maintaining a sound financial condition. The Committee reviews the company’s capital structure, financial plans, policies and requirements as well as strategic actions proposed by the company’s management. The Committee also reviews funding recommendations concerning the company’s pension plans together with the investment performance of such plans and the company’s risk management policies and practices. The Finance Committee met five times in 2005.

Nominating and Governance Committee

Studies and makes recommendations concerning the qualifications of all directors, and selects and recommends candidates for election and re-election to the Board and persons to fill vacancies on the Board, as well as the compensation paid to non-employee directors. The Committee also reviews and considers other matters of corporate governance, including trends and emerging expectations, as well as best practices. In advising the Board and management, the Committee may consider a range of governance matters, including Board structure, Board composition, committees and criteria for committee appointment, Board meeting policies, and the ongoing relationship between the Board and management. The Nominating and Governance Committee met five times in 2005.

The Committee on Safety, Health and the Environment

Reviews implementation of the company’s workplace safety and health program. The Committee also reviews the stewardship of the company with respect to conservation of natural resources and its ability to protect the natural environment. The Committee receives regular reports from management, reviews safety, health and environmental matters with management, including the company’s compliance record and programs, and makes recommendations as needed. The Committee on Safety, Health and the Environment met three times in 2005.

Corporate Governance Principles

MeadWestvaco’s Corporate Governance Principles adopted by the Board of Directors in February 2003 and subsequently amended, address, among other things, standards for evaluating the independence of the company’s directors. The full text of the Principles is included in this Proxy Statement as Annex A. The Principles are also available on the company’s website at the following address: http://www.meadwestvaco.com/corporate.nsf/investor/principles and printed copies are available to any stockholder upon request.

Pursuant to the Principles, the Board, with the support of the Nominating and Governance Committee, reviewed the independence of directors in February 2006. Transactions and relationships during the prior year between each director or any member of his or her immediate family and the company and its subsidiaries were considered. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that, with the exception of John A. Luke, Jr., the Chairman and Chief Executive Officer of the company, all of the directors, including each of the members of the Audit, Compensation and Organization Development, and Nominating and Governance Committees, are independent of the company under the standards set forth in the Corporate Governance Principles and the New York Stock Exchange listing standards.

MeadWestvaco Nominating and Governance Committee

Charter

The Board of Directors of MeadWestvaco adopted a Nominating and Governance Committee charter on January 30, 2002 that was subsequently amended. The Nominating and Governance Committee Charter is included on the company’s website at the following address: http://www.meadwestvaco.com/corporate.nsf/investor/ngCommittee and printed copies are available to any stockholder upon request. The charter sets forth the purposes, goals and responsibilities of the Committee. The charter also provides that the Committee annually evaluate its performance. In accordance with the company’s Corporate Governance Principles, the members of the Nominating and Governance Committee are required to be independent directors under the criteria established by the Board, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission.

Director Candidates

In accordance with the Corporate Governance Principles, the Nominating and Governance Committee is responsible for recommending qualified individuals for membership on the Board of Directors. The Committee is dedicated to periodically reviewing with the Board the requisite qualifications of Board members as well as the composition of the Board as a whole. This assessment addresses independence of Board members, as well as the consideration of experience, judgment, knowledge and diversity in the context of the needs of the Board. General criteria for the nomination of all director candidates include:

•	the highest integrity and ethical standards;

•	the ability to provide wise and informed guidance to management;

•	a willingness to pursue thoughtful, objective inquiry on important issues before the company;

•	a commitment to enhancing stockholder value; and

•	a range of experience and knowledge commensurate with the company’s needs as well as the expectations of knowledgeable investors.

The board succession plan states that the Committee seeks the following additional attributes:

•	a demonstrated track record of success;

•	independence, objectivity, perspective and judgment;

•	willingness to challenge prevailing opinion;

•	capacity for teamwork and compatibility with other Board members;

•	specific knowledge in significant areas; and

•	consistent availability.

In addition, the background and specific competencies of candidates are considered. These include business management, financial background, manufacturing background, marketing experience, knowledge of the packaging industry, global experience, research and development, service in government, academia or other public sector professions, financial expertise and independence under the standards of the New York Stock Exchange. In 2005, the Nominating and Governance Committee recommended and the Board approved the election of a new member, Edward M. Straw. Mr. Straw was recommended by a third party search firm. In 2006, the Nominating and Governance Committee recommended and the Board approved the election of a new member, Timothy H. Powers. Mr. Powers was recommended by a third party search firm.

Stockholder Nominations

The Nominating and Governance Committee will consider stockholder recommendations for nominees to the Board of Directors. In addition, any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the company, not later than (i) with respect to an election to be held at an annual meeting, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the stockholder is a holder of record of stock of the company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director of the company if so elected. Stockholders’ recommendations for nominees of directors should also provide to the Nominating and Governance Committee the foregoing information with respect to any individual they wish to recommend and such recommendations are treated in the same manner as other recommendations for nominees for director.

Policy on Voting for Directors

On December 22, 2005 the company’s Nominating and Governance Committee pursuant to a delegation of authority granted by the Board of Directors adopted the following policy:

In an uncontested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board and the Nominating and Governance Committee following certification of the shareholder vote.

The Nominating and Governance Committee will promptly consider the resignation submitted by a director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the Nominating and Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee, including, the reasons why shareholders

“withheld” votes for election from such director, the length of service and qualifications of the director, the director’s contributions to the company and the MeadWestvaco Corporate Governance Principles.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the date of the shareholders’ meeting. In considering the Nominating and Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information deemed relevant by the Board. Following the Board’s decision, the company will promptly disclose the Board’s decision whether to accept the director’s resignation as tendered (including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation) in a filing with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This policy will be included in each proxy statement relating to an election of directors of the company.

Code of Conduct

The MeadWestvaco Code of Conduct applies to all MeadWestvaco directors and employees worldwide, including the Chief Executive Officer and the Chief Financial Officer. These policies and principles support the company’s core values of integrity, respect for the individual, commitment to excellence and teamwork. The Code of Conduct can be found on the company’s website at the following address: http://www.meadwestvaco.com/corporate.nsf/investor/conduct and printed copies are available to any stockholder upon request.

Contact MeadWestvaco Board

Anyone who wants specifically to raise a concern to the non-management members of the Board of Directors, including concerns about the company’s accounting, internal accounting controls or auditing matters, may contact the Chair of the Audit Committee directly. Such communications will also be received and reviewed by the General Counsel and treated as confidentially as possible, consistent with ensuring appropriate and careful review of the matter. Communications may be anonymous. The Chair of the Audit Committee will report as appropriate to the Board of Directors regarding such concerns. The company’s Code of Conduct prohibits any employee from taking any adverse action against anyone who in good faith raises a concern about business integrity.

To convey a concern to the Chair of the Audit Committee, you may call 1-888-536-1502, or write to: Audit Committee Chair, MeadWestvaco Corporation, Attention: General Counsel, World Headquarters, One High Ridge Park, Stamford, Connecticut 06905. If preferred, concerns may be emailed using the form set forth at the following web address: http://www.meadwestvaco.com/shared/contactboard.nsf/email. Inclusion of your name and email address is optional.

Director Attendance at Annual Meetings

Directors are invited and encouraged to attend the company’s Annual Meeting of Stockholders. In April 2005, all 12 directors attended the meeting.

Executive Sessions

The non-management directors meet in executive session at each regularly scheduled Board meeting during the year. The director who presides at these meetings is chosen by annual rotation from among the chairmen of the following Board Committees: Audit, Compensation and Organization Development, and Nominating and Governance. The presiding director chairs the executive sessions and reports back as appropriate to the Chief Executive Officer.

Officer and Director Stock Ownership

In January 2005, the Compensation and Organization Development Committee approved stock ownership guidelines for corporate officers and key senior executives pursuant to which the Chief Executive Officer is required to hold shares of common stock of the company in an amount equal to five times his annual base salary. Certain senior executives are required to hold shares of common stock of the company in an amount equal to three times annual base salary and other senior management are required to hold shares of common stock in an amount equal to their annual base salary. Covered executives have five years to meet the guidelines, and the Committee has the authority to apply its discretion in granting exceptions during periods of volatile markets. The following types of share ownership are counted towards the requirement: shares owned outright, including shares held in street name accounts; shares jointly held with a spouse, or in trust for the officer’s benefit; shares held in a qualified plan; stock units payable in nonqualified deferred compensation accounts; and restricted stock shares.

In February 2005, the Board approved stock ownership guidelines for non-executive directors pursuant to which non-executive directors are encouraged to own, at a minimum, MeadWestvaco stock or stock units equal to three times their annual cash retainer within three years of joining the board. Discretion may be applied in periods of volatile markets.

Certain Relationships and Related Transactions

The Board, at the recommendation of the Nominating and Governance Committee, has determined that all of the non-employee directors are independent of the company under the standards set forth in the Corporate Governance Principles. None of the company’s non-employee directors or any members of their immediate family are executive officers at a company where, in the preceding three years, the annual payments to or payments from MeadWestvaco for property or services in any single fiscal year exceeded two percent of the annual consolidated gross revenues of the company at which he or she served as an executive officer. None of the company’s non-employee directors serve as executive officers of a tax-exempt organization where, in the preceding three years, the company’s contributions to the organization in any single fiscal year exceeded the greater of $1,000,000 or two percent of that organization’s consolidated gross revenues.

Report of the Audit Committee of the Board of Directors

Membership and Role of the Audit Committee

The Audit Committee consists of seven members of the company’s Board of Directors. Each member of the Audit Committee is independent and possesses other qualifications as required by the New York Stock Exchange. All of the members of the Audit Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles. The Audit Committee operates under a written charter adopted by the Board of Directors. The full text of the Audit Committee Charter is included in this Proxy Statement as Annex B. The Audit Committee charter is included on the company’s website at the following address: http://www.meadwestvaco.com/corporate.nsf/investor/audit and printed copies are available to any stockholder upon request.

The primary function of the Audit Committee is to assist the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm.

Review of the Company’s Audited Financial Statements for the Year Ended December 31, 2005 and Internal Control over Financial Reporting as of December 31, 2005

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm for 2005, is responsible for auditing those financial statements and the company’s internal control over financial reporting. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed under Public Company Accounting Oversight Board Standards. The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from MeadWestvaco and its management. The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting with management.

The Audit Committee of MeadWestvaco reviewed and discussed the foregoing as reflected in the minutes of the Audit Committee, and on the basis of that review and those discussions, recommended to the Board of Directors that the audited financial statements of MeadWestvaco for the year ended December 31, 2005 be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing by MeadWestvaco with the United States Securities and Exchange Commission.

The Audit Committee met seven times in 2005. After each meeting, the Audit Committee met in executive sessions with the independent registered public accounting firm and the director of internal audit to review, among other things, staffing, the audit plan and reports on effectiveness of internal control over financial reporting.

The Audit Committee approved 100% of the audit, audit-related and tax services for the company performed by the independent auditor in 2005 and 2004. The company’s Audit Committee Pre-Approval Policy is included in this Proxy Statement as Annex C.

MeadWestvaco incurred the following fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004:

	Year ended December 31, 2005	Year ended December 31, 2004
Audit fees	$7,472,000	$8,288,000

Audit-related fees
Audits of employee benefit plans	$190,000	$250,000
Other attest services	205,000	215,000
Divestiture and closing balance sheet audits	1,288,300	550,000
Other audit-related	8,800	0

Total audit-related fees	$1,692,100	$1,015,000

Tax fees
Tax compliance and other matters	$395,000	$470,000

Total all other fees	$0	$0

The Audit Committee concluded that the provision of non-audit services in 2005 and 2004 by PricewaterhouseCoopers LLP was compatible with their independence.

Submitted by:

Michael E. Campbell, Chairman	Timothy H. Powers
Duane E. Collins	Edward M. Straw
James G. Kaiser	Jane L. Warner
Richard B. Kelson

2.    Proposal to ratify appointment of the independent registered public accounting firm.

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for 2006 subject to approval by the stockholders at the 2006 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the company’s independent registered public accounting firm, and received $9,421,100 in fees and expenses during the year ended December 31, 2005. The Audit Committee has been advised by PricewaterhouseCoopers LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the company or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP plan to attend the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify this appointment, the Audit Committee will consider the appointment of another independent registered public accounting firm.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Executive Compensation

Report of the Compensation and Organization Development Committee

The Compensation and Organization Development Committee, a Board committee, consists of four members of the company’s Board of Directors, none of whom is or has been at any time an employee of the company or its subsidiaries, and none of whom is receiving any compensation from the company or its subsidiaries other than as a director. All of the members of the Compensation and Organization Development Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles. The Committee is charged with assuring that the company’s executive officers are effectively compensated in terms that are motivating, externally competitive and internally equitable. The Committee considers and approves all compensation of the Leadership Team (comprised of the Chairman and Chief Executive Officer and his direct reports). The Committee also reviews compensation of the company’s business unit presidents, key personnel and corporate officers. With regard to compensation, the Committee approves awards for cash and equity compensation and sets criteria for awards under incentive compensation plans for the Leadership Team and determines whether such criteria have been met. In addition, the Committee reviews and recommends for approval by the Board of Directors the company’s various employee benefit plans affecting all employees including, but not limited to, qualified and non-qualified retirement plans, change of control and severance arrangements. As part of this responsibility, the Committee reviews the design and financial implications of individual change of control agreements to insure the design is competitive and the benefits provided are reasonable. The Committee also oversees the development of the company’s leadership succession plan and employee relations strategies. The Compensation and Organization Development Committee Charter is included on the company’s website at the following address: http://www.meadwestvaco.com/corporate.nsf/investor/compensation and printed copies are available to any stockholder upon request.

Review and Approval Process

The Committee believes that its consideration of significant compensation and benefit programs is deliberative and thorough. The Committee ordinarily meets before every Board meeting and has authority to retain expert independent advice to assist in its deliberations.

Compensation Philosophy

MeadWestvaco’s executive compensation programs are designed to give executives strong incentives to achieve the company’s strategic business objectives thus increasing the company’s value for its stockholders over the long term. In addition to the achievement of key financial and operating metrics, the Committee considers an individual executive’s contribution to the execution of corporate strategies as critically important to its evaluation of an executive’s performance and, relies heavily on this criterion in its review and approval of salaries and cash and equity awards. The company also views its compensation programs as critical tools to recruit and retain key executive talent. Guided by principles that reinforce the company’s pay-for-performance philosophy, compensation generally includes a base salary and eligibility for annual and long-term incentives paid in cash and equity. The Committee believes that the company’s compensation program for senior executives must reflect a focus on sustained operational excellence that rewards competitive long-term financial results. The company’s pay-for-performance philosophy is designed by establishing and then evaluating actual performance relative to key financial performance goals, which are discussed in more detail below. The Committee’s role is to ensure that the company’s compensation philosophy is aligned with these performance goals.

Prior to 2004, a significant portion of the company’s long-term incentive compensation for the Leadership Team was paid in the form of cash. In 2004, the Committee initiated a re-design of the company’s long-term incentive compensation program to place greater emphasis on equity awards. The changes over the last two years reflect the Committee’s philosophy that long-term incentive compensation should serve to align the interests of executives with those of MeadWestvaco’s shareholders (through stock option awards), promote long-term performance goals (through performance based awards of restricted stock or stock units) and further executive retention (through service based awards of restricted stock or stock units). In 2005, the Committee authorized an equity award approach for the Leadership Team that is intended to deliver long-term incentive compensation primarily in the form of performance based restricted stock and stock options. These design changes insure that the ultimate payment and delivery of long-term compensation occurs only if the company’s financial performance improves as measured by identifiable objective performance metrics.

Total Compensation

The Committee annually reviews the total compensation of executive officers, including the Chairman and Chief Executive Officer, with that of a peer group of other companies, including, but not limited to forest products companies, paper and packaging companies, basic materials companies and designated high performing companies. The Committee then reviews the compensation and performance of that group and compares it to the company’s executive compensation program and performance levels.

The Committee also reviews management’s assessment of individual performance and retention issues for each executive and conducts its own assessment of the Chairman and Chief Executive Officer. Based upon its review and assessment, the Committee reviewed and approved executive compensation levels for 2005, taking into account individual job performance and the competitive dynamics of executive recruitment and retention. While competitive data are useful in this exercise, the Committee uses such information as important input and not the sole basis for adjusting executive compensation levels.

Perquisites

The Committee notes that the company does not maintain any special perquisites for executives and senior management such as company cars, country club memberships and generally provides no special travel benefits (such as personal use of corporate planes). All executives participate in the same broad-based benefit programs offered to all salaried and non-union hourly employees. The company does provide reimbursement for financial counseling in the amount of $10,000 in the first year and then $5,000 per year thereafter for members of senior management, including Leadership Team members.

Supplemental Executive Retirement Plan

The company maintains a supplemental executive retirement plan, designed to recruit and retain executives who join the company in mid career. As the plan is designed to benefit mid-career hires, the Chairman and Chief Executive Officer as well as the President (due to their long-standing service with the Company) derive only minimal benefit from the plan.

Deferred Compensation Plan

The Company maintains a non-qualified deferred compensation program, which permits executives above a particular salary grade to defer voluntarily a portion of base salary and annual or long-term incentive cash compensation on a pre-tax basis. Such deferrals remain an unfunded liability of the company. Plan participants are offered a choice of conventional investment vehicles with market rates of return and are not assured of any particular return on their investments.

Restoration Plans

The company maintains a non-qualified defined benefit plan as well as a defined contribution plan for executive officers, the purpose of which is to restore benefits that are not available under the company’s qualified retirement and 401(k) savings plans because of compensation limitations imposed by federal laws. These plans mirror the benefits provided under the company’s qualified plans that are available to all employees. Benefits provided under such plans are unfunded liabilities of the company.

Cash Compensation

Cash compensation has three components: base salary, annual incentive award and long-term incentive award. The amount of each of these components is established pursuant to the total compensation review process, taking into account the base salaries and annual and long-term awards paid by other peer group and comparable companies with particular emphasis on each individual’s performance and company performance levels.

The company’s annual incentive and long-term cash incentive compensation is paid pursuant to the MeadWestvaco Corporation Annual and Long-Term Incentive Plan (the “Plan”), which has been approved by stockholders and which is designed to allow full deductibility of cash awards for federal income tax purposes. See “Deductibility of Executive Compensation” below. Annual and long-term awards for the current year are earned by participants based upon the achievement of annual and long-term measurable company performance goals reviewed and approved by the Committee, as well as upon their individual performance.

Beginning in 2005, the company discontinued the cash portion of its long-term program and no additional amounts will be awarded under this Plan. However, the Committee retains responsibility for approving Plan distributions with respect to amounts earned in prior years. To this end, the Committee reviewed the distribution of long-term cash incentive balances reflecting amounts credited to executives’ accounts for the 2002 and 2004 calendar years (based on the attainment of certain goals in those years). In accordance with Plan design, the Committee authorized payment of the second one-third of such accounts and payment of such amounts was made in February of 2006. The remaining account balances in executives’ long-term credit accounts will be eligible for payment in February of 2007, subject to the Committee’s review and approval.

For 2005, the Committee established performance goals for annual cash incentives based upon measurable results that reflected the following financial and operational priorities reviewed by the Board of Directors: earnings before interest & taxes (EBIT) weighted at 60%, working capital (as a percentage of sales) weighted at 35% and safety weighted at 5%.

For 2005, the Committee established a long-term incentive approach based on a 3-year performance period utilizing the following metrics: return on invested capital (ROIC) weighted at 40%, reduction in selling, general & administrative expenses as a percent of sales (SG&A) weighted at 20%, total procurement savings (net of inflation) weighted at 20% and revenue from new products (with increased product margins) weighted at 20%. If threshold criteria are achieved, payment may be 50% of a participant’s target. The minimum award payable is zero and the maximum award possible is 150% of a participant’s target payout. For 2005 long-term awards for the Leadership Team are payable in the form of cash (one-third) with the remaining two-thirds in company stock at the end of the performance period. (For other key employees, long-term awards are payable 50% in company stock and 50% in the form of non-qualified stock options.) At the beginning of the performance period the executive is issued restricted stock based on the target payout which vests subject to achievement of the performance metrics established by the Committee. At the end of the performance period, if targeted performance is exceeded, the executive will be awarded additional shares to reflect the above target performance.

The Committee reviewed the company’s 2005 performance as compared to the annual incentive goals described above. The Committee noted that the 2005 financial performance had been significantly affected by weaker market conditions and by the sudden increase in energy and related costs during the year. Based upon the plan formula and the recommendation of management, the Committee determined that there would be no payment of annual incentive awards for the Leadership Team for 2005. With respect to long-term cash incentive compensation, no long-term cash incentive award was available based on the new long-term design tied to a 3-year performance period.

Stock Ownership Guidelines

In January 2005, the Company adopted stock ownership guidelines to reinforce the alignment of the long-term financial interest of the company’s stockholders and its senior management. These guidelines require certain executives to hold company stock valued at a multiple of their base salary. For the Chairman and Chief Executive Officer the amount is five times base salary and for Leadership Team Members (direct reports to the Chairman and Chief Executive Officer) the amount is three times base salary. A lower threshold has been established for other members of the management organization. Executives are expected to meet these ownership guidelines within a five year period of their hire or promotion date.

Equity-Based Compensation

In addition to the cash-based compensation incentives described above, the Committee periodically makes grants of equity to executives. As noted above, the Committee redesigned the company’s 2005 long-term compensation program to insure that two-thirds of all such compensation is equity based. In 2006 the Committee continued this trend and made further refinements to the company’s long-term incentive program so that 2006 long-term incentive compensation awards will be paid entirely in equity. For the Leadership Team the awards were 60% in the form of performance based restricted stock units and 40% in the form of stock options. In February 2006 the Committee awarded stock options and other equity compensation awards (in the form of performance based and service based restricted stock units) to 426 employees. Stock options vest pro rata over the 3-year period, and the performance based restricted stock units vest after three years subject to attainment of certain financial metrics established by the Committee as well as Committee approval. Service based restricted stock units vest after three years.

Compensation for the Chairman and Chief Executive Officer

John A. Luke, Jr. received compensation for 2005 that included a base salary, but no annual cash incentive award. He also received a performance-based long-term award payable one-third in cash with the remaining two-thirds in company stock at the end of the 3-year performance period. The cash award assuming target performance is $1,462,725 and the restricted stock award assuming target performance covers 98,300 shares. Both awards vest after three years, subject to the satisfactory completion of financial metrics established by the Committee for the 2005-2007 performance period. The ultimate value of the cash award and the actual number of shares issued under the restricted stock award are subject to adjustment but may not exceed 150% of the initial award.

Specific performance criteria (described under the heading “Cash Compensation” above) was established against which the Committee measured the performance of the Chairman and the Chief Executive Officer for purposes of determining his total compensation and for purposes of determining his eligibility for any incentive compensation.

There was no adjustment to Mr. Luke’s base salary in 2005. The Committee noted that the 2005 financial performance had been significantly affected by weaker market conditions and by the sudden increase in energy and related costs during the year. Based upon the plan formula and the recommendation of management, the Committee determined that there would be no payment of an annual incentive award to Mr. Luke for 2005. With respect to long-term cash incentive compensation, no long-term cash incentive award was available based on 2005 performance. In accordance with the long-term plan design, in January 2006, the Committee authorized the payment of amounts previously credited to Mr. Luke for performance in the years 2002 and 2004 (based on the attainment of certain goals in these years), representing one-third of Mr. Luke’s previously credited account, or $597,000. As part of a 2006 long-term incentive compensation equity award described above, the Committee also granted 94,980 performance-based restricted stock units to Mr. Luke, which are subject to adjustment based on the attainment of certain financial metrics established by the Committee as well as Committee approval. In addition, Mr. Luke was awarded a non-qualified stock option grant covering 192,300 shares.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code permits a tax deduction to public companies for individual compensation over one million dollars per year paid to a company’s chief executive officer and to the four other most highly compensated executive officers, provided the compensation paid is based upon the achievement of objective performance goals under a stockholder-approved arrangement. The company’s cash and equity incentive compensation program was designed to comply with the requirements for this exemption, permitting full deductibility of all annual and long-term cash incentive compensation as well as cash and equity compensation payable under the company’s 2005 Performance Incentive Plan approved by shareholders in 2005. The Committee does not currently believe that Section 162(m) will affect the company’s tax deductions for compensation in 2005. However, the Committee believes that the company’s compensation programs should be managed in the overall best interests of the company’s stockholders, and it therefore reserves the right to pay non-deductible compensation.

Summary

The Committee believes the caliber and motivation of its executives and all of MeadWestvaco’s employees are extremely important to its ability to meet future challenges and to deliver long-term value to its stockholders.

Submitted by:

Susan J. Kropf, Chair	Duane E. Collins
Dr. Thomas W. Cole, Jr.	Richard B. Kelson

Compensation Committee Interlocks and Insider Participation

The Compensation and Organization Development Committee currently consists of Ms. Kropf as Chairman, Dr. Cole, Messrs. Collins and Kelson. None of our executive officers served as:

(i)	a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation and Organization Development Committee;

(ii)	a director of another entity, one of whose executive officers served on our Compensation and Organization Development Committee; or

(iii)	a member of the compensation committee (or other board committee performing equivalent functions, or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Total Stockholder Return

January 30, 2002-December 31, 2005

Data	source: Bloomberg

	MWV	S&P Paper Index	S&P 500 Index
Invest @ 1/30/02	$100	$100	$100
Value @ 12/31/02	$80	$83	$80
Value @ 12/31/03	$100	$115	$103
Value @ 12/31/04	$118	$126	$114
Value @ 12/31/05	$101	$124	$120

This graph compares the cumulative total return to stockholders on MeadWestvaco common stock from January 30, 2002, the first day of trading of the company’s common stock after the merger, plus reinvested dividends and distributions through December 31, 2005 with the return on the Standard & Poor’s 500 Stock Index (S&P 500) and the Standard & Poor’s Paper & Forest Products Index (S&P Paper Index) (the company’s peer group index) during the same period. As of December 31, 2005, the S&P Paper Index included the following companies: International Paper Company, Louisiana-Pacific Corporation, MeadWestvaco and Weyerhaeuser Company (Georgia-Pacific Corporation was also a component of this index until it was acquired by Koch Industries, Inc. on December 23, 2005). This graph assumes $100 was invested on January 30, 2002 in each of the following: the company’s common stock, the S&P 500 Index and the S&P Paper Index. This graph should not be taken to imply any assurance that past performance is predictive of future performance.

Summary Compensation Table

The following table presents information concerning total compensation paid to the Chief Executive Officer and certain other executive officers of the company (collectively, the “named executive officers”).

Name and Principal Position with MeadWestvaco	Year	Salary		Annual Compensation		Long-Term Compensation
						Awards		Payouts
				Bonus	Other Annual Compensation(1)	Restricted Stock Awards	Securities Underlying Options	LTIP Payouts(2)	All Other Compensation (3)
John A. Luke, Jr. Chairman and CEO	2005 2004 2003	$ $ $	977,917 918,000 897,917	$0 $1,250,750 $197,900	$0 $185,438 $229,035	$0 $1,152,000 —	0 100,000 175,000	$596,990 $597,000 $168,000	$102,658 $53,671 $64,941

James A. Buzzard President	2005 2004 2003	$ $ $	649,500 612,000 583,333	$0 $561,000 $93,600	$0 $31,069 $39,835	$0 $576,000 —	0 45,000 55,000	$225,447 $225,466 $60,000	$41,093 $31,398 $37,718

E. Mark Rajkowski Senior VP and CFO	2005 2004 —	$ $	550,008 208,336 —	$0 $528,180 —	$0 $98 —	$0 $1,611,900 —	0 35,000 —	$82,457 $82,467 —	$35,836 $8,565 —

Wendell L. Willkie, II Senior VP, General Counsel and Secretary	2005 2004 2003	$ $ $	439,250 428,400 418,333	$0 $265,740 $44,300	$0 $84,946 $182,633	$0 $345,600 —	0 20,000 35,000	$90,000 $90,000 $30,000	$29,045 $21,136 $24,083

Mark T. Watkins Senior VP	2005 2004 2003	$ $ $	432,796 429,600 421,200	$0 $243,600 $97,400	$44,144 $45,866 $108,972	$0 $288,000 —	0 17,500 31,000	$87,600 $87,600 $29,200	$28,112 $24,247 $26,597
(1)	“Other Annual Compensation” reflects the appreciation in the value of assets held in the executives’ deferred compensation accounts. For all but one executive, there was a decline in the value of the deferred compensation accounts.

(2)	“LTIP Payouts” represent amounts earned for the 2002 and 2004 calendar years (not 2005). This Plan was discontinued as of January 1, 2005. The amounts earned were payable in three annual installments commencing in 2004. The 2006 installment is payable in 2007 subject to Committee discretion.

(3)	“All Other Compensation” represents imputed income amounts from the company’s broad-based group term life insurance plan applicable to U.S.-based salaried and non-union hourly employees. The imputed income amounts were $9,040 for Mr. Luke, $3,174 for Mr. Buzzard, $1,892 for Mr. Rajkowski, $2,228 for Mr. Willkie and $2,217 for Mr. Watkins. “All Other Compensation” also includes company matches to MeadWestvaco’s Savings Plan and MeadWestvaco’s Deferred Income Plan of the following amounts, respectively, $8,400 and $80,218 for Mr. Luke, $8,400 and $28,934 for Mr. Buzzard, $8,400 and $25,544 for Mr. Rajkowski, $8,400 and $18,417 for Mr. Willkie and $8,400 and $13,445 for Mr. Watkins. These executive officers held interests equivalent to a total of 148,703 shares of MeadWestvaco common stock under these plans as of December 31, 2005.

Option Grants in the Year Ended December 31, 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Year(2)	Exercise Price ($/Share)	Expiration Date	5%	10%
John A. Luke, Jr.	0	0.00%	$0.00	N/A	$0	$0
James A. Buzzard	0	0.00%	$0.00	N/A	$0	$0
E. Mark Rajkowski	0	0.00%	$0.00	N/A	$0	$0
Wendell L. Willkie, II	0	0.00%	$0.00	N/A	$0	$0
Mark T. Watkins	0	0.00%	$0.00	N/A	$0	$0
All Optionees	1,661,276	100.00%	$30.19		$31,541,300	$79,932,312
All stockholders(3)					$3,443,985,912	$8,727,787,224
Optionees gain as % of all stockholder gain					0.92%	0.92%
(1)	The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of MeadWestvaco’s common stock price. These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

(2)	All options are granted at market value on the date of grant and become exercisable ratably over a three-year period beginning twelve months from the date of grant, except as noted below.

(3)	As of December 31, 2005, there were 181,418,672 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock’s fair market value of $30.21 on February 22, 2005 when the above options were granted.

Aggregated Option Exercises in Last Year

and December 31, 2005 Option Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at December 31, 2005(2) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005(2) Exercisable/ Unexercisable
John A. Luke, Jr.	155,197	$399,277.00	898,396/124,998	$463,172/$231,578
James A. Buzzard	23,762	$78,653.00	254,023/48,331	$145,572/$72,778
E. Mark Rajkowski	0	$0.00	11,668/23,332	$0/$0
Wendell L. Willkie, II	21,824	$56,605.00	243,995/24,999	$92,636/$46,314
Mark T. Watkins	0	$0.00	100,964/21,998	$105,750/$41,018
(1)	The value realized on stock option exercises represents the difference between the grant price of the options and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options exercised. All grants are made at the fair market value of the stock on the date of grant.

(2)	The value of unexercised in-the-money options represents the difference between the grant price of the options and the market price of the underlying security at December 31, 2005, which was $27.97, multiplied by the number of in-the-money options outstanding.

Pension Plan Table for Year 2005

MeadWestvaco Corporation

	Years of Service
Remuneration	5	15	20	25	30	35	40
$ 500,000	$38,600	$115,700	$154,300	$192,800	$231,400	$270,000	$308,500
750,000	58,600	175,700	234,300	292,800	351,400	410,000	468,500
1,000,000	78,600	235,700	314,300	392,800	471,400	550,000	628,500
1,250,000	98,600	295,700	394,300	492,800	550,000	690,000	788,500
1,500,000	118,600	355,700	474,300	592,800	690,000	830,000	948,500
1,750,000	138,600	415,700	554,300	692,800	830,000	970,000	1,108,500

The table above shows the approximate annual retirement benefits payable under the MeadWestvaco Retirement Plan for Salaried Employees based upon the noted compensation levels and years of service. These approximated benefits have been calculated assuming the participant retires at age 65, on a straight-life annuity basis without regard to optional forms of payment. Participants are eligible for an unreduced benefit at age 62 with 20 or more years of service. Note that legacy Mead participants receive benefits computed under the prior Mead Retirement Plan formula through December 31, 2002 updated with pay at retirement and under the new MeadWestvaco formula beginning on January 1, 2003.

As of December 31, 2005, Mr. Luke had 27 years of service credit under the plan, Mr. Buzzard had 28 years of service credit under the plan, Mr. Rajkowski had one year of service credit under the plan, Mr. Willkie had eleven years of service credit under the plan and Mr. Watkins had eight years of service credit under the plan.

In January of 2004, the company adopted a supplemental executive retirement plan which covers Messrs. Luke, Buzzard, Rajkowski, Willkie and Watkins, the purpose of which is to attract and retain mid-career executives until normal retirement age (65). The plan follows the benefit formula and vesting provisions of the company’s qualified retirement plan formula, but recognizes additional years of service up to a maximum for certain mid-career hires. Under this formula, assuming retirement at age 65, it is possible that Mr. Rajkowski could accrue an additional 11.25 years of service and Messrs. Willkie and Watkins could accrue an additional 9.75 years of service. Messrs. Luke and Buzzard would not accrue any additional service under this formula. Generally, normal retirement benefits are payable in annuity form subject to reduction for early retirement and offset by other benefits as described in the company’s qualified plan.

Equity Compensation Plan Information

At December 31, 2005

(shares in thousands)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a	)	(b	)	(c	)
Equity compensation plans approved by stockholders	15,240		$29.27		12,605
Equity compensation plans not approved by stockholders	—		—		—

Total	15,240		$29.27		12,605

There are no equity compensation plans of the company that have not been approved by stockholders.

For additional information related to the above plans, see Note J of the company’s Consolidated Financial Statements in Item 8 - Financial Statements and Supplementary Data, of the company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Long-Term Incentive Table

Name	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Long-Term Incentive Plan Arrangements
		Threshold (Shares/$)	Target (Shares/$)	Maximum (Shares/$)
John A. Luke, Jr.	2005-2007	49,150 shares $731,363	98,300 shares $1,462,725	147,450 shares $2,194,087
James A. Buzzard	2005-2007	21,755 shares $323,730	43,510 shares $647,460	65,265 shares $971,190
E. Mark Rajkowski	2005-2007	12,220 shares $181,502	24,400 shares $363,005	36,600 shares $544,507
Wendell L. Willkie, II	2005-2007	7,335 shares $109,147	14,670 shares $218,295	22,005 shares $327,442
Mark T. Watkins	2005-2007	7,215 shares $107,378	14,430 shares $214,756	21,645 shares $322,134

In February 2005, the Committee established a three-year performance period beginning January 1, 2005 and ending December 31, 2007 (the “Performance Period”) under the Long-Term portion of the Company’s Incentive Plan and the Restricted Stock Plan. Awards are payable one-third in cash and two-thirds in restricted stock valued at February 22, 2005 (the “Grant Date”), at the threshold, target and maximum amounts set forth above. Awards are payable in 2008 subject to (i) a three-year vesting restriction expiring on the third anniversary of the Grant Date and (ii) the satisfaction of the following performance objectives, weighted as set forth below.

1. Return on Invested Capital (ROIC)	40%
2. Key Performance Objectives
Reduction in Selling, General and Administrative Expenses as a percent of sales	20%
Total procurement savings (net of inflation)	20%
Revenue from New Products (with increased product margins)	20%

The minimum payout under the Long-Term portion of the Incentive Plan is zero. If threshold criteria are achieved, payment can be 50% of target, and the maximum payout is 150% of the participant’s target award. The individual aggregate long-term target amounts for senior executive officers range from 150-450% of salary. Awards (both cash and stock portions) are subject to Committee review and exercise of negative discretion.

Change of Control Agreements

Under MeadWestvaco’s change of control agreements approved in November 2003, the company agrees to provide severance benefits to designated executive officers in the event of a termination of employment other than for cause within two years following a “change of control event.”

Under the agreements, if severance is due and payable, the cash payment for Messrs. Luke, Buzzard, Rajkowski and Willkie is equal to an average of three times the officer’s base salary and annual and long-term compensation “actually paid” (rather than target) measured over the three-year period immediately prior to the change of control event, with welfare benefits, including health insurance, continuation for three years. In the case of Mr. Watkins, the cash severance multiple is equal to two times this actual compensation average with welfare benefit continuation for two years only. The agreements provide for a reduced severance benefit in the event of a change of control resulting from a merger of equals business combination, as defined in the agreements.

Depending on the change of control event, the executive may also be eligible for an additional supplemental lump-sum pension equal to the benefit he or she would have accrued if the executive continued employment with the company for an additional three years. The agreements also provide that to the extent that any payment or benefit is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code exceeds 110% of the maximum that can be received without the excise tax being imposed, the executive will receive a payment to restore him or her to the after-tax position he or she would have been in had the tax not been imposed.

Change of Control Agreement with Mr. Luke

The terms and conditions of Mr. Luke’s employment are described in his change of control agreement under which he is employed as Chairman and Chief Executive Officer of MeadWestvaco. The agreement has a three-year term beginning on January 29, 2004 with provision for automatic renewal, unless otherwise terminated in accordance with the agreement.

In exchange for his services, Mr. Luke receives an annual base salary and is also entitled to participate in all benefit and compensation programs applicable generally to other executives of MeadWestvaco.

3.    Proposal to Amend our Amended and Restated Certificate of Incorporation to Provide for the Annual Election of our Board of Directors.

Stockholders are being asked to approve an Amended and Restated Certificate of Incorporation (the “New Certificate”) that incorporates proposed amendments (the “Amendments”) to certain provisions of Article VII of our existing Amended and Restated Certificate of Incorporation (our “Existing Certificate”) in order to phase out the present three-year staggered terms of our directors and to provide instead for the annual election of all directors. Under the present, classified board structure, our directors are divided into three classes, with each class serving three-year terms. If the Amendments are approved, directors will be elected to one-year terms of office, beginning with those directors standing for election at the 2007 annual meeting, as the three-year terms of each class expire.

In addition, our Existing Certificate provides that directors may be removed by the affirmative vote of 75% of the voting power of the company’s outstanding shares, but only for cause. Under Delaware law, however, a restriction in a certificate of incorporation limiting removal only for cause is available only when a board of directors is classified. Because the Amendments would phase-in the declassification of the Board, the removal provision of our Existing Certificate must be amended to allow for removal of directors with or without cause if those directors are not members of a classified board structure. As a result, the Amendments provide that directors elected for one-year terms may be removed by the stockholders with or without cause.

The Amendments are the product of the Board’s ongoing review of corporate governance matters. In 2005, the Board asked its Nominating and Governance Committee (the “Governance Committee”) to consider the advantages and disadvantages of maintaining the classified board structure, which has been in effect since the company was created by the merger of The Mead Corporation and Westvaco Corporation on January 29, 2002. In December of last year, after completing its review, the Governance Committee recommended that the Board recommend to the stockholders amendments to the Existing Certificate to accomplish the elimination of the classified board structure.

In determining whether the Amendments are in the best interests of the company’s stockholders, the Governance Committee and the Board considered arguments for maintaining, as well as for eliminating, the classified board structure. Several arguments favored its retention. Overlapping three-year terms of directors promote continuity and stability by ensuring that, at any given time, two-thirds of the directors have at least one year’s experience on the Board. Having such experienced directors on the Board is important because of the unique demands of overseeing the company, including the need to understand the complexities of our business and the company’s long-term strategy for profitable growth. The Governance Committee and the Board also believe that three-year director terms strengthen director independence by fortifying a director’s ability to voice disagreement with the desires of management or other directors. The classified board structure also reduces the risk of a hostile takeover in which our stockholders receive an inadequate price for their stock. This risk of takeover abuse is reduced because a would-be acquiror can neither replace a majority of the Board at a single annual meeting nor easily remove a classified board, thereby providing directors with greater bargaining power to obtain the best price from such an acquiror and more flexibility to elect superior alternatives for the stockholders.

The Board also considered the views of a number of investors who believe today that a classified board structure reduces the accountability of directors to stockholders because the directors on such a board do not face an annual election. Since director elections are the primary means by which the stockholders can affect corporate management, it is argued that a classified board structure may diminish stockholder influence over company policy. These and similar sentiments have been expressed by some of our stockholders who requested the inclusion of a stockholder proposal in the company’s proxy statement which asked that the Board take action to eliminate the classified board.

After weighing all of these considerations, the Board determined that the Amendments are advisable and in the best interests of the company and its stockholders. Accordingly, the Board has approved the Amendments and the adoption of an Amended and Restated Certificate of Incorporation that would incorporate the Amendments, and recommends that the company’s stockholders approve the Amendments (which are described below) and the Amended and Restated Certificate of Incorporation by voting in favor of this Proposal.

1.	Article VII Would be amended to Provide for the Annual Election of Directors Who Face Election At or After the 2007 Annual Meeting.

If the Proposal is adopted by the company’s stockholders, Article VII of the Existing Certificate will be amended to phase out the current division of the Board of Directors into three classes and to provide instead for the annual election of directors commencing with the class of directors standing for election at the company’s 2007 Annual Meeting. To ensure a smooth transition to the new system, and to permit the current directors to serve out the three-year terms to which the stockholders elected the directors, the Amendment to Article VII will not shorten the term of any director elected at or before the company’s 2006 Annual Meeting. The new procedures would, however, apply to all directors elected at or after the 2007 Annual Meeting, including any current directors who are re-nominated after their current terms expire. Thus, those directors who were elected at the 2004 company Annual Meeting for three-year terms, would, if re-nominated, stand for election at the 2007 company Annual Meeting for one-year terms. At the company’s Annual Meeting in 2008, such directors, together with those directors whose three-year terms expire in 2008, would, if re-nominated, stand for election for one-year terms. Beginning with the company Annual Meeting in 2009, the Board would be fully declassified, and all directors would be subject to annual election.

2.	Article VII Would also be Amended to Provide that Directors Elected to Fill Vacancies Will Hold Office for the Remainder of the Term that was Being Served by the Director Whose Absence Created the Vacancy.

Article VII of the Existing Certificate currently provides that directors elected to fill vacancies on the Board serve the remainder of the full three-year terms to which their predecessors were elected. Consistent with the proposed Amendments to Article VII that would phase out the classified board structure, Article VII would be amended to provide that a director selected by the Board to fill a vacancy will serve for the remainder of the term that was being served by the director whose absence created the vacancy. Thus, if the Amendments are adopted, if a director elected in 2007 for a one-year term is unable to serve his or her entire term, a director chosen to fill the resulting vacancy will serve the remainder of the departing director’s term, i.e., until 2008. Conversely, if a director elected in 2006 for a three-year term is unable to complete his or her term, a director chosen to fill the resulting vacancy will serve the remainder of the departing director’s term, i.e., until 2009.

In all cases, however, the Amendments provide that, should the Board determine to expand the size of the Board, a director chosen to fill the new seat on the Board will always serve for a term expiring at the next Annual Meeting of stockholders.

3.	The Provision of Article VII Requiring that Directors be Removed by the Stockholders Only For Cause will be Amended to Provide that Directors Elected in the Future for One-Year Terms are Removable With or Without Cause.

Article VII of the Existing Certificate provides that our directors may be removed by the company’s stockholders only for cause. Under Delaware law, directors of companies that do not have classified boards may be removed by stockholders with or without cause. As a consequence, the New Certificate must provide for director removal without cause when the classification of the Board terminates. Therefore, Article VII would also be amended to phase out the current limitation on director removal by providing that directors elected to one-year terms of office may be removed with or without cause. Directors serving the remainder of their three-year terms during the time in which the Board remains classified, however, will continue to be removable by the stockholders only for cause.

* * *

If the proposed Amendments are approved at the Meeting, the company will file the New Certificate containing the Amendments. Annex D attached hereto sets forth the relevant sections of the New Certificate and is marked to reflect the changes to the relevant sections of our Existing Certificate proposed to be made in connection with this Proposal Three.

In addition, because the company’s Bylaws also contain provisions classifying the Board, the Board will make conforming changes to the company’s Bylaws immediately after the Annual Meeting should the Amendments be approved by the requisite number of stockholders at the Annual Meeting. Annex E attached hereto sets forth these conforming changes.

Vote Required for Approval

The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this Proposal.

The Board of Directors of the company unanimously recommends a vote “FOR” the above Proposal.

4.    Proposal to Amend our Amended and Restated Certificate of Incorporation to Provide for Removal of Directors by Majority Vote.

Currently, a director may only be removed by stockholders prior to the expiration of his or her term if 75% of the voting shares outstanding vote in favor of the director’s removal. In connection with the Board’s decision to recommend that stockholders approve the Amendments to our Existing Certificate to provide for the annual election of directors (please see the immediately preceding Section 3 of this Proxy Statement), the Board has determined that it is in the best interests of the company and its stockholders that the Existing Certificate also be amended to remove the 75% supermajority vote requirement (the “Majority Vote Amendment”). As a consequence, if this Proposal is adopted at the Meeting, a director elected in 2007 for a one-year term could be removed by a simple majority vote of the company’s shares outstanding and entitled to vote. Consistent with Board’s decision to phase-in the declassification of the Board, however, a 75% supermajority vote will still be required to remove directors elected for multi-year terms, e.g., directors elected at and prior to the 2006 Annual Meeting.

Adoption of the Majority Vote Amendment, however, is conditioned on stockholders’ approval of the Amendments to the Existing Certificate to provide for the annual election of directors, i.e., Proposal Three.

* * *

If the Majority Vote Amendment is adopted at the Meeting, the company will file the New Certificate to reflect the Majority Vote Amendment. Annex D attached hereto sets forth the relevant sections of the New Certificate and is marked to reflect the changes to the relevant sections of our Existing Certificate proposed to be made in connection with this Proposal Four.

In addition, because the company’s Bylaws also contain provisions requiring a 75% supermajority vote for stockholder removal of a director, the Board will make conforming changes to the company’s Bylaws immediately after the Annual Meeting if the Majority Vote Amendment is adopted at the Annual Meeting. Annex E attached hereto sets forth these conforming changes.

Vote Required for Approval

In accordance with the requirements of Delaware law, the affirmative vote of 75% of the outstanding shares of Common Stock is required for approval of this Proposal.

The Board of Directors of the company unanimously recommends a vote “FOR” the above Proposal.

5.    Stockholder Proposal on Director Election Majority Vote Standard

The following proposal (Item 5 on the proxy card), if properly presented, will be considered at the meeting. The name, address and share holdings of the stockholder proponent will be supplied upon request.

Resolved: That the shareholders of MeadWestvaco Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Statement in Opposition:

We recommend a vote against this proposal because the Board has implemented a majority voting policy we consider superior to the proposal.

Most large public companies that are incorporated in Delaware and elsewhere use a plurality voting standard for the election of directors. Plurality voting is the standard under the Delaware General Corporation Law and the Model Business Corporation Act (which is followed by a substantial majority of states). What is more, on January 17, 2006, a committee of the American Bar Association (the “ABA Committee”) issued a preliminary report on voting by stockholders for the election of directors. In its report, the ABA Committee rejected the notion that the default rule of plurality voting should be amended.

On December 22, 2005, the Board adopted a majority voting policy whereby any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee must promptly consider such tendered resignation and provide its recommendation to the Board whether to accept or reject the tendered resignation. The determination of the Board, including an explanation of how the decision was reached, would then be publicly disclosed in an SEC filing. The complete text of the company’s majority voting policy is set forth on page 11.

The Board is committed to implementing corporate governance provisions that will foster the enhancement of stockholder value. As described elsewhere in this Proxy Statement, the Board implemented various proposals, including its decision to adopt a majority vote policy and to recommend the declassification of the Board for stockholder adoption. The Board firmly believes stockholders should actively participate and play a meaningful role in the election of directors. While the Board is sensitive to the concerns underlying the stockholder’s proposal, the Board believes that implementation of a majority vote standard as proposed by the stockholder would result in ambiguity and uncertainty in the conduct of elections to the Board. The Board believes that its recently adopted majority voting policy is a flexible and appropriate alternative.

The Board believes that its recently adopted majority voting policy provides stockholders with a greater voice in the election of directors and a better structure for director accountability than the stockholder’s proposal.

For these reasons, your Board of Directors unanimously recommends that you vote AGAINST the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the company’s officers and directors, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. The company’s administrative staff regularly assists its executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely upon a review of the copies of such reports furnished to the company and of such reports in its possession, and of representations by certain reporting persons, the company believes that all of its directors, executive officers and 10% stockholders complied with all filing requirements under Section 16(a) in 2005, except that a Form 4 and related Form 5 for John E. Banu reporting the withdrawal of MeadWestvaco stock units, equivalent to 1,288 shares, from a company employee stock ownership plan were not timely reported.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the company. In addition to solicitation by mail, directors, officers and employees of the company may solicit proxies and voting instructions in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The company has retained Georgeson Stockholder Communications, Inc., at an estimated cost of $16,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Stockholder Proposals and Nominations

Stockholder proposals intended for inclusion in next year’s Proxy Statement must be received by the Secretary of the company not later than November 25, 2006. In addition, MeadWestvaco’s bylaws outline procedures that a stockholder must follow to nominate directors or to bring other business before stockholders’ meetings. For a stockholder to nominate a candidate for director at the 2007 Annual Meeting of Stockholders, notice of such nomination must be given to the Secretary of the company not later than 90 days in advance of such meeting. The notice must describe various matters regarding the nominee and conform to requirements specified in the company’s bylaws, a copy of which can be obtained by contacting the Secretary. For a stockholder to bring other business before the 2007 Annual Meeting of Stockholders, notice must be given to the Secretary of the company between December 26, 2006 and January 25, 2007, and must include a description of the proposed business, the reason for conducting such business and other specified matters.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the company’s shares, your broker, bank or other nominee may only deliver one copy of the company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the company by telephone at (203) 461-7500 or by submitting a written request to Corporate Secretary, MeadWestvaco Corporation, One High Ridge Park, Stamford, Connecticut 06905. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March 21, 2006

ANNEX A

MeadWestvaco

Corporate Governance Principles

The mission of the Board of Directors is to foster the success of MeadWestvaco Corporation, including the enhancement of long-term stockholder value. It is the duty of the Board to oversee the management of MeadWestvaco’s business. These corporate governance principles, as adopted by the Board, present the framework within which directors fulfill their responsibilities and discharge this duty.

Board of Directors Functions

MeadWestvaco’s business is conducted by its officers, managers and employees under the direction of the chief executive officer (CEO) and the oversight of the Board. The Board has six scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its strategy, plans and prospects, as well as significant issues facing the company. In addition to its general oversight of management, the Board performs a number of specific functions, including:

•	Monitoring the company’s performance

•	Reviewing and approving the company’s strategic plans and financial objectives

•	Selecting, evaluating and compensating the CEO and overseeing CEO succession planning

•	Reviewing and approving, as appropriate, company policies and procedures for maintaining the integrity of the company, including the integrity of financial statements and accountability for compliance with all legal and ethical requirements

•	Reviewing and approving, as appropriate, company policies and procedures for the management of company assets, including human resources

In addition, the Board is a source of advice and guidance to management on significant issues before the company. The Board undertakes a thorough review of the company’s long-term strategic plans and other principal issues before the company during one extended Board meeting each year.

Director Qualifications

The Nominating and Governance Committee is responsible for recommending qualified individuals for membership on the Board of Directors in accordance with its charter. The Committee periodically reviews with the Board the requisite qualifications of new Board members as well as the composition of the Board as a whole. This assessment addresses independence of Board members, as well as the consideration of experience, judgment, knowledge, and diversity in the context of the needs of the Board.

General criteria for the nomination of director candidates include:

•	The highest integrity and ethical standards;

•	The ability to provide wise and informed guidance to management;

•	A willingness to pursue thoughtful, objective inquiry on important issues before the company; and

•	A range of experience and knowledge commensurate with the company’s needs as well as the expectations of knowledgeable investors.

Directors are required to abide by the MeadWestvaco Code of Conduct. Directors are also expected to be stockholders of the company. Individuals who serve on the Board of Directors are expected to commit the time that is necessary to meet the demands of service on the Board. Directors should advise the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board. It is expected that directors who are actively employed as chief executive officer will limit their directorships of other public companies to two; and directors who serve as an officer at another public company, other than chief executive officer, will limit their directorships of other public companies to three; and other directors will limit their directorships of other public companies to five, in each case, to ensure sufficient time for informed exercise of their Board responsibilities. In addition, members of the Audit Committee shall not simultaneously serve on the audit committees of more than two other public companies. No director may serve beyond the date of the first annual stockholders’ meeting after attaining age 70.

The Nominating and Governance Committee reviews each director’s continuation on the Board upon completion of the director’s term of service. The Board has not established term limits, because it believes that on balance term limits would sacrifice the contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations. The Nominating and Governance Committee reviews continued service on the Board of any director who experiences a significant change in his or her principal occupation or business association.

Director Independence

The Board has a clear majority of directors who meet the criteria for independence as determined by the Nominating and Governance Committee, consistent with the requirements of the New York Stock Exchange. Directors who do not meet the NYSE’s independence standards can also make valuable contributions to the Board and to the company by reason of their experience and wisdom.

To be considered independent under the NYSE rules, the Board determines that a director does not have any direct or indirect material relationship with MeadWestvaco. The Board has established the following guidelines to assist it in determining director independence consistent with the requirements of the NYSE rules.

A director will not be considered independent if in the preceding three years:

(a) the director was an employee of MeadWestvaco;

(b) the director has received substantial compensation from MeadWestvaco other than in his or her capacity as a director;

(c) the director has an immediate family member who was employed by MeadWestvaco as an executive officer;

(d) the director or immediate family member served as an executive officer of another company where the annual payments to or payments from MeadWestvaco for property or services in any single fiscal year exceeded two percent of the annual consolidated gross revenues of the company at which he or she served as an executive officer;

(e) the director served as an executive officer of a tax exempt organization, and MeadWestvaco’s contributions to the organization in any single fiscal year exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenues.

The Board annually reviews all commercial and charitable relationships of directors. Whether directors meet these categorical independence tests will be reviewed and will be made public annually.

The Board may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards.

Director Responsibilities

The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the company and its stockholders. The directors expect the company’s executives, as well as its outside advisors and auditors, to conduct their responsibilities in accordance with the highest standards of honesty and integrity, faithfully discharging their obligations to stockholders. The Board also expects management carefully to observe the company’s responsibilities to other interested parties, including employees, customers and the communities in which the company does business.

With guidance from the Board of Directors, the Chair establishes the agenda for each Board meeting. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet when necessary to discharge their responsibilities properly. The Board expects information regarding the business to be conducted at a regularly scheduled Board meeting will ordinarily be distributed at least three days in advance of the meeting.

The nonmanagement directors ordinarily meet in executive session at each regularly scheduled Board meeting. The director who presides at these meetings is chosen by annual rotation from among the chairmen of the following Board Committees: Audit, Compensation and Organization Development and Nominating and Governance. The presiding director chairs the executive sessions and reports back as appropriate to the CEO.

The Board expects that management speaks for the company. In carrying out their responsibilities, directors have the access they need to management of the company.

Board Committees

The Board shall have at all times an Audit Committee, a Compensation and Organization Development Committee, and a Nominating and Governance Committee. The Nominating and Governance Committee shall determine that each of the members of these committees is an independent director under the criteria established by the Board, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Board also has a Finance Committee and a Safety, Health and Environment Committee. These five committees meet regularly. Finally, there is an Executive Committee which does not ordinarily meet but may be convened under certain circumstances when a special meeting of the Board is not practical or is not warranted.

Committee members are appointed by the Board upon recommendation of the Nominating and Governance Committee with consideration of the qualifications and independence of individual directors. There shall be regular rotation of committee assignments for members of the Board. The Nominating and Governance Committee annually reviews committee assignments and considers the rotation of the Chairs and members with a view toward balancing the benefits of diversity of experience and perspective with continuity and requisite expertise. It is the expectation of the Board that an individual will not chair a committee for more than five consecutive years.

Each committee has its own charter. The charters set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters also provide that each committee annually evaluates its performance.

The Chair of each committee, in consultation with management, determines the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with management, is responsible for the committee’s agenda. Members of each committee may suggest subjects for the committee’s agenda.

The Board recognizes that, in certain circumstances, it may be appropriate for the Board or its committees to retain advisors who have no relationships with the company’s management. For this reason, the Board and each of the Audit, Compensation and Organization Development, and Nominating and Governance Committees have the authority, upon their own initiative, to engage independent legal, financial or other advisors.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Director Compensation

The form and amount of director compensation is consistent with industry standards and is recommended by the Nominating and Governance Committee to the Board in accordance with the policies and principles set forth in its charter. The Nominating and Governance Committee periodically reviews director compensation. In discharging its duty, the Committee is guided by two goals: compensation should fairly pay directors for work required in a company of MeadWestvaco’s size and scope and compensation should align directors’ interests with the long-term interests of stockholders. Accordingly, a substantial portion of directors’ compensation is in the form of equity.

Director Orientation and Continuing Education

The company is expected to have an appropriate orientation program for new directors. Reflecting a commitment to continuing education of the Board, management is expected to ensure that all directors, including those newly appointed, are familiar with the company’s strategic plans, business and operations, its significant financial, accounting and risk management issues, its compliance programs, its principal officers, and its internal and independent auditors. Director orientation and continuing education includes, as is practical, visits to significant company facilities.

CEO Evaluation and Management Succession

The Compensation and Organization Development Committee conducts an annual review of the CEO’s performance in light of his or her performance relative to the company’s strategic goals and objectives as approved by the Board. The Board reviews the Committee’s report in order to ensure that the CEO is providing the best leadership for the company.

The Compensation and Organization Development Committee also provides an annual report to the Board on succession planning for the CEO and other executive officers. The CEO evaluates and makes recommendations regarding potential successors to these positions. The Committee reviews as appropriate with the Board potential candidates to succeed the CEO.

Annual Performance Evaluation

The Board conducts an annual self-evaluation to determine whether it, its committees and individual directors are performing effectively. The Nominating and Governance Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the company and on areas in which the Board or management believes that the Board could enhance its contribution to the company.

-As amended October 25, 2005

ANNEX B

MeadWestvaco

Audit Committee Charter

Authority

The Board by resolution dated January 30, 2002, established the Audit Committee and adopted its Charter. The Charter was first amended by a resolution of the Board dated January 28, 2003 and was further amended by a resolution of the Board dated October 26, 2004.

Purpose

The Committee is appointed by the Board to assist the Board in fulfilling its responsibilities to the stockholders, potential stockholders and investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and management of the company. The Committee shall fulfill its duties by reviewing and monitoring: (1) the integrity of the financial statements of the company and internal controls over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent auditors and (4) the performance of the company’s internal audit function and independent auditors. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the company’s policies (including the company’s Code of Conduct), procedures and practices at all levels.

Composition

The Committee shall have a minimum of three directors. The Board, upon recommendation of the Nominating and Governance Committee, shall appoint the Committee members and a Chairman. The Board may fill vacancies on the Committee. All Committee members shall possess the independence and other qualifications required by the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (the “Commission”). All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities, and at least one member shall be an “audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The Board may remove a member from the Committee with or without cause.

Meetings

The Committee will meet at the call of its Chairman or the Chairman of the Board, whenever and as often as either of them determines, but not less frequently than quarterly. The Committee shall meet periodically in separate executive sessions with management, the internal auditor and the independent auditors, and have such other direct and independent interaction with such persons from time to time as the members of the Committee may deem appropriate. A majority of the Committee members will be a quorum for the transaction of business. The action of a majority of those present at a meeting at which a quorum is present will be the action of the Committee. Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee without a meeting if all of the members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary. The Committee may form and delegate authority to subcommittees or to its Chairman when appropriate. The Chairman will report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter. This Charter shall be posted on the company’s website. The Committee Secretary (who will be the Corporate Secretary) or another designee of the Committee will be responsible for maintaining minutes of all Committee meetings, which will be available to all Board members, except as otherwise provided by the Committee.

Duties and Responsibilities

The Committee shall make regular reports to the Board. While the Committee has the responsibilities and powers set forth in this Charter, management of the company is responsible for preparing the company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee regularly reviews these matters with management and the independent auditors. The Committee recognizes that management of the company (including the internal audit staff), as well as the company’s independent auditors, have more knowledge and detailed information about the company than the members of the Committee, and consequently, in carrying out its oversight responsibilities, the Committee of necessity, in significant measure, must rely on management of the company and its independent auditors. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

In discharge of its responsibilities, the Committee shall:

Documents/Reports Review

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the annual audited financial statements (including, without limitation, footnotes and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and major issues with management, including those issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the company’s financial statements, any special steps adopted in light of any material weaknesses or significant deficiencies in internal controls over financial reporting that may arise and the adequacy of disclosures about changes in internal controls over financial reporting. Such review shall take place prior to the publication of the annual audited financial statements and the Committee shall recommend to the Board whether to include the financial statements in the company’s Annual Report to Stockholders and its Annual Report on Form 10-K.

3.	Review and discuss with management (including the senior internal audit executive) and the independent auditors the company’s report on internal controls over financial reporting and the report of the independent auditors on management’s assessment of internal control over financial reporting and on the operating effectiveness of the company’s internal control over financial reporting prior to the filing of the company’s Form 10-K.

4.	Review with management and the independent auditors the company’s quarterly financial statements (including, without limitation, footnotes and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to the filing of its Form 10-Q.

5.	Review and discuss periodic reports from the independent auditors on (a) all critical accounting policies and practices of the company; (b) all alternative treatments of financial information within accounting principles generally accepted in the United States of America (GAAP) that have been discussed with management, the implications of the use of such alternative disclosures and treatments, and the auditor’s view of the treatment adopted or recommended; (c) significant deficiencies and material weaknesses in internal controls noted by the company or by the independent auditors and (d) other material communications between the independent auditors and management, such as any management letter; schedule of significant deficiencies and material weaknesses in internal controls; or schedule of unadjusted differences.

Financial Reporting Process

6.	Discuss with management and the independent auditors significant financial reporting issues, accounting estimates and judgments made in connection with the preparation of the company’s annual and interim financial statements.

7.	Review disclosures made to the Committee by the company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the company’s internal controls.

8.	Review with management the company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information. The Chairman of the Committee may represent the entire Committee for purposes of this review.

9.	Review any off-balance sheet transactions, special purpose entities and transactions by and between affiliated companies.

10.	Periodically review and discuss financial information and earnings guidance provided to analysts and rating agencies. The foregoing shall supplement the Finance Committee’s periodic review of investor relations activities.

11.	Meet periodically with management to review the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

12.	Review major changes to the company’s application of accounting principles and auditing practices as suggested by the independent auditors, internal auditors and management.

13.	Review the company’s disclosure controls and procedures, and management’s assessment thereof.

Independent Auditors

14.	Have sole authority to appoint or replace the independent auditors (subject to stockholder ratification) and be directly responsible for determining the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting, including internal controls over financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee.

15.	Obtain and review a report from the independent auditors at least annually regarding the independent auditors’ internal quality-control procedures, any material issues raised within the preceding five years by the auditing firm’s internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation (including by the Public Company Accounting Oversight Board) relating to any audit conducted by the firm, any steps taken to deal with such issues, and all relationships between the independent auditors and the company.

16.	Review and evaluate the lead partner of the independent auditor team, and ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and the concurring audit partner (and also consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the auditing firm on a regular basis).

17.

Pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the

Committee prior to the completion of the audit. The Committee may delegate to the Chairman the authority to pre-approve such non-audit services between regularly scheduled meetings provided that such approvals are reported to the Committee at the next Committee meeting.

18.	Obtain and review periodic written reports at least annually from the independent auditors regarding the auditors’ independence and discuss such reports with the auditor. Evaluate the qualifications, performance, and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independence of the independent auditors to the Board.

19.	Recommend to the Board policies for the company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the company.

20.	Meet with the independent auditors prior to the annual audit to review the planning and staffing of the audit.

21.	Obtain from the independent auditors assurance that it will inform the company’s management concerning any information coming to the auditor’s attention indicating that an illegal act has or may have occurred, and assure that such information has been conveyed, as appropriate, to the Committee.

22.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

23.	Review with the independent auditors any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the company’s response to that letter. Such review should include:

a.	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required personnel or information and any disagreements with management;
b.	any changes required in the planned scope of the internal audit; and
c.	the internal audit department’s support of the annual independent audit.

Internal Audit

24.	Review the adequacy of the global corporate audit function, approve the appointment and replacement of the senior internal auditing executive and review the adequacy of the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

25.	Review the company’s internal system of audit and financial controls and significant reports to management prepared by the internal auditing department and management’s responses.

Ethical and Legal Compliance

26.	Advise the Board with respect to the company’s policies and procedures regarding compliance with applicable laws and regulations and with the company’s Code of Conduct.

27.	Discuss with management, the company’s General Counsel or senior internal auditing executive and, if appropriate, the independent auditors any condition which comes to their attention indicating that the company or its subsidiaries and affiliated entities, domestic and foreign, are not conforming to applicable legal requirements or the company’s Code of Conduct.

28.	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Chairman of the Committee should review and ensure appropriate action is taken on any significant complaints received, and the status of outstanding concerns will be appropriately reported by the Chairman of the Committee to the Board.

29.	Review with management, the company’s General Counsel and, if appropriate, the independent auditor matters that may have a material impact on the company’s financial statements, the company’s compliance policies or internal controls, any material reports or inquiries received from regulators or governmental agencies and any published reports that raise material issues regarding the company’s financial statements or accounting policies.

Regulatory Compliance

30.	Prepare the Committee report required by the rules of the Commission to be included in the company’s annual proxy statement.

31.	Meet at least annually with the company’s financial management, the senior internal auditing executive, and the independent auditors in separate executive sessions.

32.	Assess annually the Committee’s performance of the duties specified in this charter and report its findings to the Board.

Consultants and Others to Assist Audit Committee

The Committee shall have the authority to retain such independent legal, accounting or other advisors as it may deem appropriate in its sole discretion. The company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other approved services for the company, and to any advisors employed by the Committee. The Committee may also request any officer or employee of the company, or the company’s outside counsel or independent auditors, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

-As amended on October 26, 2004

ANNEX C

MeadWestvaco

Audit Committee Pre-Approval Policy

I.	Statement of Principles

The Audit Committee of MeadWestvaco Corporation (the “Company”) is required to pre-approve the audit and non-audit services for the Company and its consolidated subsidiaries performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Each year, the Audit Committee will review and approve anticipated Audit, Audit-related and Tax Services.

In addition, there are certain Categories of Services set forth in Appendix A under Audit, Audit-related and Tax Services that have the pre-approval of the Audit Committee. The term of any pre-approval is the Company’s fiscal year in question unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the Category of Services that may be provided by the independent auditor without obtaining separate pre-approval from the Audit Committee. At each regularly scheduled meeting, the Audit Committee will review an updated projection of the estimated annual fees to be paid to the independent auditor. The Audit Committee may amend the appendix to this Policy from time to time in its discretion.

II.	Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee’s designee shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has determined to designate the Chairman of the Audit Committee as its designee. The Audit Committee may replace its designee or add additional designees at any time. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management; however, the Audit Committee may designate members of management to execute engagement letters for services that have been pre-approved.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the separate pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Categories of Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee or its designee.

IV.	Audit-related Services

Audit-related services are services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are otherwise traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix A. All other Audit-related services not listed in Appendix A must be separately pre-approved by the Audit Committee or its designee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix A. All Tax services not listed in Appendix A must be separately pre-approved by the Audit Committee or its designee.

VI.	Other Permitted Non-Audit Services

All permissible non-audit services classified as Other Non-audit Services must be separately pre-approved by the Audit Committee or its designee.

VII.	Prohibited Services

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions. Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of the Audit Committee or its designee.

VIII.	Pre-Approval Fee Levels

The Audit Committee will establish pre-approved fee levels for each anticipated service periodically. If the fees for any separately approved proposed service exceed the pre-approved level by 10% and $25,000, those additional fees will require separate pre-approval by the Audit Committee or its designee. All pre-approved services listed on Appendix A will not require separate pre-approval unless the fees for any individual service exceed $100,000. Fees for any pre-approved service that exceed $100,000 will require the separate approval of the Audit Committee or its designee.

IX.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation to the Audit Committee regarding the specific services to be provided.

X.	Procedures

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, including fees, provided by the independent auditor;

•	A listing of services provided by the independent auditor that have been pre-approved by the Audit Committee or its designee since its last regularly scheduled meeting; and

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent auditor.

XI.	Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

-As approved June 2003, amended October 2003

Appendix A

Audit Services –

Category of Services

➢	Audits of the financial statements and internal control over financial reporting of the company or its subsidiaries required by SEC rules, lenders, statutory requirements, regulators, and others.

➢	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company.

➢	Accounting consultations and support related to generally accepted accounting principles.

Audit-Related Services –

Category of Services

➢	Audits related to investees and other contractual obligations such as the annual subtenant reports.

➢	Merger and acquisition attest services (e.g., closing balance sheet audits).

➢	Merger and acquisition due diligence services.

➢	Attest services related to the certification of internal controls structure (Sarbanes-Oxley Sections 302 and 404 certification/reporting).

Tax Services –

Category of Services

➢	U.S., federal, state and local tax planning and advice

➢	U.S., federal, state and local tax compliance

➢	International tax planning and advice

➢	International tax compliance

➢	Review of federal, state, local and international income, franchise and other tax returns

➢	Licensing of income tax preparation software and related programming from the independent auditor, provided the functionality is limited to the preparation of tax returns

Other Non-Audit Services –

➢	All Other Non-Audit Services must be separately pre-approved by the Audit Committee.

Except for Other Non-Audit Services which must always be separately pre-approved by the Audit Committee, all pre-approved services listed above will not require separate pre-approval by the Audit Committee unless the fees for any individual service exceed $100,000.

Exhibit 1

Prohibited Non-Audit Services

■	Bookkeeping or other services related to the accounting records or financial statements of the audit client. The independent auditor cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

■	Financial information systems design and implementation. The independent auditor cannot design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

■	Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent auditor cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the independent auditor would audit the results.

■	Actuarial services. The independent auditor cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third-party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

■	Internal audit outsourcing services. The independent auditor cannot provide any internal audit services relating to accounting controls, financial systems or financial statements.

■	Management functions or human resources. Partners and employees of the independent auditor cannot act as a director, officer or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The independent auditor cannot recruit, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire, a specific candidate for a specific job.

■	Broker-dealer, investment adviser or investment banking services. The independent auditor cannot serve as a broker-dealer, promoter or underwriter of the Company’s securities.

■	Legal services and expert services unrelated to the audit. The independent auditor cannot provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

ANNEX D

RESTATED CERTIFICATE OF INCORPORATION—AMENDMENTS

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors constituting the Whole Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

~~The~~ Until the annual meeting of stockholders to be held in 2009, the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be and are divided into ~~three~~ classes~~, as nearly equal in number as possible. One class of~~. The directors ~~shall be initially elected for a term expiring~~ elected at the annual meeting of stockholders held in 2004 shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2007; the directors elected at the annual meeting of stockholders ~~to be held in 2002, another class~~ held in 2005 shall ~~be initially elected~~ serve for a term ~~expiring at~~ ending on the date of the annual meeting of stockholders to be held in ~~2003, and another class shall be initially~~ 2008; and the directors elected ~~for a term expiring~~ at the annual meeting of stockholders held in 2006 shall serve for a term ending on the date of the annual meeting of stockholders to be held in ~~2004.~~ 2009. Members of each class shall hold office until their successors ~~are~~ shall have been duly elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the ~~2002~~ 2007 annual meeting, (1) directors elected to succeed those directors whose terms then expire shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the ~~third~~ next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (2) only if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, ~~vacancies~~ any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and ~~directors~~ any director so chosen shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders ~~at which the term of office of the class to which they have been elected expires and~~, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the total number of directors which the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time~~, but only~~ by the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class; provided, however, that, if a director’s term was scheduled at the time of its commencement to extend beyond the next annual meeting of stockholders, such removal may only be for cause and only by the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

D-1

ANNEX E

BYLAW—AMENDMENTS

ARTICLE II (Sections 2.1, 2.3 and 2.4)

SECTION 2.1.    General Powers, Number, Qualifications and Term of Office. The business and property of the Corporation shall be managed and controlled by the Board of Directors. The Board of Directors shall consist of a number of directors to be determined from time to time only by resolution adopted by the Board of Directors.

~~The directors shall be classified by the Board of Directors, with respect to the duration of the term for which they severally hold office, into three classes as nearly equal in number as possible, with the term of office of the first class of directors to expire~~ Until the annual meeting of stockholders to be held in 2009, the directors shall be and are divided into classes. The directors elected at the ~~Fiscal Year 2002~~ annual meeting of stockholders ~~(“Class I”), the term of office of the second class to expire at the Fiscal Year 2003 annual meeting of stockholders (“Class II”) and the term of office of the third class to expire at the Fiscal Year 2004 annual meeting of stockholders (“Class III”).~~ held in 2004 shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2007; the directors elected at the annual meeting of stockholders held in 2005 shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2008; and the directors elected at the annual meeting of stockholders held in 2006 shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2009. At each annual meeting of the stockholders of the Corporation commencing with the ~~Fiscal Year 2002~~ 2007 annual meeting, ~~the successors of the class of~~ directors elected to succeed those directors whose ~~term expires at that meeting~~ terms then expire shall ~~be elected~~ hold office for a term ~~of office~~ expiring at the ~~third~~ next succeeding annual meeting of stockholders ~~following~~ after their election ~~of such directors. The Board of Directors shall increase or decrease the number of directors in one or more classes as may be appropriate whenever it increases or decreases the number of directors pursuant to this Section 2.1, in order to ensure that the three classes shall be as nearly equal in number as possible~~. Each director of the Corporation shall hold office as provided above and until his or her successor shall have been elected and qualified.

SECTION 2.3.    Election of Directors; Vacancies; New Directorships. ~~The~~ Subject to Section 2.1 of this Article, directors shall be elected ~~by class~~ annually in the manner provided in these Bylaws. At each annual or special meeting of the stockholders for the election of directors, at which a quorum is present, the persons receiving the greatest number of votes shall be the directors. Any vacancies on the Board of Directors caused by death, removal, resignation or any other cause and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the directors then in office, even though less than a quorum, at any regular or special meeting of the Board of Directors, and ~~each~~ any director so elected shall hold office for the remainder of the f~~ull term of the class in which the new directorship was created or the vacancy occurred.~~ term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified.

SECTION 2.4.    Removal of Directors. Any director may be removed without cause, at any time, by the affirmative vote of the holders of at least ~~75%~~ a majority of the combined voting power of the then-outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a special meeting of stockholders duly called and held for the purpose or at an annual meeting of stockholders~~.~~; provided, however, that, if a director’s term was scheduled at the time of its commencement to extend beyond the next annual meeting of stockholders, such removal may only be for cause and only by the affirmative vote of the holders of at least 75 percent of the combined voting power of the then-outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

E-1

MeadWestvaco Corporation

One High Ridge Park

Stamford, Connecticut 06905

http://www.meadwestvaco.com

Corporate Secretary

Telephone 203-461-7500

For stockholder information

Call toll free 1-800-432-9874

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/mwv		1-866-593-3354

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

Internet and telephone votes must be received by 5 p.m., eastern time, on Monday, April 24, 2006 to be counted in the final tabulation.

1-866-593-3354
CALL TOLL-FREE TO VOTE

☐	Ñ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ñ

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated ☒ in Black or Blue ink.

The Board of Directors recommends a vote “FOR” all nominees listed below, “FOR” proposal 2, “FOR” proposal 3, “FOR” proposal 4, and “AGAINST” proposal 5.

(1) Election of Directors									FOR	AGAINST	ABSTAIN

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	(3)	Approval of proposal to provide for annual election of Directors.	☐	☐	☐

Nominees: 01-James G. Kaiser, 02-Richard B. Kelson, 03-John A. Krol, 04-John A. Luke, Jr.							(4)	Approval of proposal for the removal of directors by majority vote.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).							(5)	Against stockholder proposal.	☐	☐	☐

*Exceptions______________________

FOR AGAINST ABSTAIN
(2)	Appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006.	☐ ☐ ☐

The proxies or, in the case of the MeadWestvaco Corporation Savings Plans, the Trustee, are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and AGAINST Proposal 5. Please date, sign and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title should be stated.

SCAN LINE

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Date	Stock Owner sign here	Co-Owner sign here

MEADWESTVACO CORPORATION

Annual Meeting of MeadWestvaco Stockholders, April 25, 2006

The undersigned holder(s) of Common Stock of MEADWESTVACO CORPORATION, a Delaware corporation (hereinafter referred to as the “company”), hereby appoints Wendell L. Willkie, II, and John J. Carrara (the “Proxies”) and either of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Stock of the undersigned entitled to vote at the Annual Meeting of MeadWestvaco Stockholders to be held at MeadWestvaco Corporation, One High Ridge Park, Stamford, Connecticut, on Tuesday, April 25, 2006 and at any and all adjournments of such meeting, upon the matters set forth on the reverse side hereof, and in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the company. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

For participants in the MeadWestvaco Corporation Savings Plans: As to those shares of Common Stock of MeadWestvaco Corporation that are held for me in the aforementioned Plans, by signing this card, I instruct the Trustee of such Plans to sign a proxy for me in substantially the form set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If no instructions are received, the Trustee shall vote the shares as directed by MeadWestvaco Corporation Benefit Plans Investment Policy Committee or its designee.

(CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE SIDE)		MEADWESTVACO CORPORATION P.O. BOX 11305 NEW YORK, NY 10203-0305
To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐